Filed Pursuant to Rule 433

Registration No. 333-153490 and 333-153490-01

September 30, 2009

TYCO INTERNATIONAL FINANCE S.A.

U.S. $500,000,000 4.125% Notes due 2014

Fully and Unconditionally Guaranteed by

TYCO INTERNATIONAL LTD.

Term Sheet

Issuer:	Tyco International Finance S.A.
Guarantor:	Tyco International Ltd.
Size:	$500,000,000
Maturity:	October 15, 2014
Coupon:	4.125%
Price to Public:	99.653% of face amount
Yield to Maturity:	4.202%
Spread to Benchmark Treasury:	+187.5 bps
Benchmark Treasury:	UST 2.375% due September 30, 2014
Benchmark Treasury Yield:	2.327%
Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2010
Redemption Provisions:	Make whole call: T + 30 bps
Pricing Date:	September 30, 2009
Settlement Date:	October 5, 2009 (T+3)
CUSIP:	902118BM9
ISIN:	US902118BM90
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch):

Baa1/BBB+/BBB+
The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Bookrunners:

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. Incorporated

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

UBS Securities LLC

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Banc of America Securities LLC at (800) 294-1322, or J.P. Morgan Securities Inc. collect at (212) 834-4533.